EXHIBIT 2.1
                                                        EXECUTION COPY



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                     AGREEMENT AND PLAN OF MERGER




                                between



                      DEAN WITTER, DISCOVER & CO.



                                  and



                       MORGAN STANLEY GROUP INC.





                     Dated as of February 4, 1997




======================================================================



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                           TABLE OF CONTENTS


                                                          Page

                               ARTICLE I

                              The Merger

SECTION 1.01.  The Merger.................................. 2
SECTION 1.02.  Closing..................................... 2
SECTION 1.03.  Effective Time.............................. 3
SECTION 1.04.  Effects of the Merger....................... 3
SECTION 1.05.  Certificate of Incorporation and
                  By-laws.................................. 3
SECTION 1.06.  Boards, Committees and Officers............. 4

                              ARTICLE II

                      Effect of the Merger on the
                   Capital Stock of the Constituent
                Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock..................... 4
SECTION 2.02.  Exchange of Certificates.................... 7


                              ARTICLE III

                    Representations and Warranties

SECTION 3.01.  Representations and Warranties of
                  MS...................................... 13
SECTION 3.02.  Representations and Warranties of
                  DWD..................................... 30


                              ARTICLE IV

               Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business........................ 48
SECTION 4.02.  No Solicitation by MS...................... 54
SECTION 4.03.  No Solicitation by DWD..................... 57


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                               ARTICLE V

                        Additional Agreements

SECTION 5.01.  Preparation of the Form S-4 and the
                  Joint Proxy Statement; Stock
                  holders Meetings........................ 60
SECTION 5.02.  Letters of MS's Accountants................ 62
SECTION 5.03.  Letters of DWD's Accountants............... 63
SECTION 5.04.  Access to Information;
                 Confidentiality.......................... 63
SECTION 5.05.  Best Efforts............................... 64
SECTION 5.06.  Stock Options and Restricted Stock
                 Units.................................... 65
SECTION 5.07.  MS Stock Plans and Certain Employee
                 Matters.................................. 67
SECTION 5.08.  Indemnification, Exculpation and
                 Insurance................................ 69
SECTION 5.09.  Fees and Expenses.......................... 70
SECTION 5.10.  Public Announcements....................... 72
SECTION 5.11.  Affiliates................................. 73
SECTION 5.12.  NYSE Listing............................... 73
SECTION 5.13.  Stockholder Litigation..................... 73
SECTION 5.14.  Tax Treatment.............................. 74
SECTION 5.15.  Pooling of Interests....................... 74
SECTION 5.16.  DWD Rights Agreement....................... 74
SECTION 5.17.  DWD Preferred Stock........................ 74
SECTION 5.18.  Standstill Agreements;
                 Confidentiality Agreements............... 75

SECTION 5.19.  Compliance with 1940 Act
                 Section 15............................... 75
SECTION 5.20.  Consent Procedure.......................... 77
SECTION 5.21.  MS Capital Units, Etc...................... 77


                              ARTICLE VI

                         Conditions Precedent

SECTION 6.01.  Conditions to Each Party's
                 Obligation to Effect the Merger.......... 78
SECTION 6.02.  Conditions to Obligations of DWD........... 79
SECTION 6.03.  Conditions to Obligations of MS............ 80
SECTION 6.04.  Frustration of Closing Conditions.......... 81


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                              ARTICLE VII

                   Termination, Amendment and Waiver

SECTION 7.01.  Termination................................ 82
SECTION 7.02.  Effect of Termination...................... 84
SECTION 7.03.  Amendment.................................. 84
SECTION 7.04.  Extension; Waiver.......................... 84
SECTION 7.05.  Procedure for Termination,
                 Amendment, Extension or Waiver........... 85


                             ARTICLE VIII

                          General Provisions

SECTION 8.01.  Nonsurvival of Representations and
                 Warranties............................... 85
SECTION 8.02.  Notices.................................... 85
SECTION 8.03.  Definitions................................ 87
SECTION 8.04.  Interpretation............................. 88
SECTION 8.05.  Counterparts............................... 89

SECTION 8.06.  Entire Agreement; No Third-Party
                 Beneficiaries............................ 89
SECTION 8.07.  Governing Law.............................. 89
SECTION 8.08.  Assignment................................. 89
SECTION 8.09.  Enforcement................................ 89
SECTION 8.10.  Headings................................... 90
SECTION 8.11.  Severability............................... 90


Exhibit A-1       Certificate of Incorporation of Surviving
                    Corporation
Exhibit A-2       Amendments to By-laws of the Surviving
                    Corporation
Exhibit B         Corporate Governance of Surviving
                    Corporation Following the Effective Time
Exhibit C         Form of Affiliate Letter
Exhibit D         DWD Tax Representations
Exhibit E         MS Tax Representations


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                                                        EXECUTION COPY










                              AGREEMENT AND PLAN OF MERGER dated as of
                         February 4, 1997, between DEAN WITTER,
                         DISCOVER & CO., a Delaware corporation
                         ("DWD"), and MORGAN STANLEY GROUP INC., a
                         Delaware corporation ("MS").


          WHEREAS, the respective Boards of Directors of DWD and MS have approved the merger of MS with and into DWD (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued and outstanding share of common stock, par value $1.00 per share, of MS ("MS Common Stock"), other than shares owned by DWD or MS, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(b)) and (b) each issued and outstanding share of MS Preferred Stock (as defined in Section 3.01(c)), other than shares owned by DWD or MS, will be converted into the right to receive one share of the corresponding series of preferred stock, with a par value of $.01 per share, of DWD pursuant to Article II (collectively, "DWD Preferred Stock");

          WHEREAS, the respective Boards of Directors of DWD and MS have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

          WHEREAS, DWD and MS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction;

          WHEREAS, immediately following the execution and delivery of this Agreement, MS and DWD will enter into a stock option agreement (the "MS Stock Option Agreement"), pursuant to which MS will grant DWD the option (the "MS Option") to purchase shares of MS Common Stock, upon the terms and subject to the conditions set forth therein; and

          WHEREAS, immediately following the execution and delivery of this Agreement, DWD and MS will enter into a stock option agreement (the "DWD Stock Option Agreement" and, together with the MS Stock Option Agreement, the "Option Agreements"), pursuant to which DWD will grant MS the option (the "DWD Option") to purchase shares of common stock, par value $.01 per share, of DWD ("DWD Common Stock") together with the associated DWD Rights (as defined in Section 3.02(c)), upon the terms and subject to the conditions set forth therein.


          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                               ARTICLE I

                              The Merger

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), MS shall be merged with and into DWD at the Effective Time (as defined in Section 1.03). Following the Effective Time, DWD shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of MS in accordance with the DGCL.

          SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto; provided that each of DWD and MS by notice to the other party shall have the right to delay the Closing by up to 90 days following the date on which the Closing would otherwise have occurred hereunder to the extent necessary in order to obtain any material governmental, regulatory or other third-party approvals, consents, orders or authorizations required in connection with or as a result of the transactions contemplated hereby (including the Board of Governors of the Federal Reserve System, the Federal Communications Commission, applicable state insurance authorities and mutual funds) that have not yet then been obtained in connection with the Closing. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as DWD and MS shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and By-laws.
(a) The certificate of incorporation of DWD, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time as described in Exhibit A-1 and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of DWD, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time as described in Exhibit A-2 and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Boards, Committees and Officers. The Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and officers of the Surviving Corporation shall be as set forth on or designated in accordance with Exhibit B hereto until the earlier of the resignation or removal of any individual set forth on or designated in accordance with Exhibit B or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable to serve as a director (including as a member or chairman of any committee) at the Effective Time the party which designated such individual as indicated in Exhibit B shall designate another individual to serve in such individual's place. If any officer set forth on or designated in accordance with Exhibit B ceases to be a full-time employee of either MS or DWD at or before the Effective Time, the parties will agree upon another person to serve in such person's stead.


                              ARTICLE II

           Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

          SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of MS Common Stock, MS Preferred Stock or DWD Common Stock:

          (a) Cancellation of Treasury Stock and DWD-Owned Stock. Each share of MS Common Stock and MS Preferred Stock that is owned by MS or DWD shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided, however, that any shares of MS Common Stock and MS Preferred Stock (i) held by MS or DWD in connection with any market making or proprietary trading activity or for the account of another person, (ii) as to which MS or DWD is or may be required to act as a fiduciary or in a similar capacity or (iii) the cancellation of which would violate any legal duties or obligations of MS or DWD shall not be cancelled but, instead, shall be treated as set forth in Section 2.01(b) (in the case of MS Common Stock) or 2.01(c) (in the case of MS Preferred Stock).

          (b) Conversion of MS Common Stock. Subject to
     Section 2.02(e), each issued and outstanding share of MS Common Stock (other than shares to be cancelled in accordance with Section 2.01(a)) shall be converted into the right to receive
     1.65 (the "Exchange Ratio") fully paid and nonassessable shares of DWD Common Stock (the "Merger Consideration"). As of the Effective Time, all such shares of MS Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such



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     shares of MS Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of DWD Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

          (c) Conversion of MS Preferred Stock. Each issued and outstanding share of MS Preferred Stock (other than shares to be cancelled in accordance with Section 2.01(a) and shares of MS ESOP Preferred Stock (as defined in Section 3.01(c) of the MS Disclosure Schedule), which shall be governed by Section 2.01(d)) shall be converted into the right to receive one fully paid and nonassessable share of the corresponding series of DWD Preferred Stock, which DWD Preferred Stock (i) shall have terms that are identical to the MS Preferred Stock (provided that, as a result of the Merger, the issuer thereof shall be DWD rather than MS) and (ii) shall be issued pursuant to action taken by the Board of Directors of DWD. In addition, each authorized series of MS Preferred Stock as to which there are no shares outstanding as of the Effective Time shall be replaced by the corresponding authorized but unissued series of DWD Preferred Stock. As of the Effective Time, all such shares of MS Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of MS Preferred Stock shall cease to have any rights with respect thereto, except the right to receive one share of the corresponding series of DWD Preferred Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Conversion of ESOP Preferred Stock. Each issued and outstanding share of MS ESOP Preferred Stock (other than shares to be cancelled in accordance with Section 2.01(a)) shall be converted into the right to receive one validly issued, fully paid and nonassessable share of a new series of preferred stock to be issued by DWD at the Effective Time (the "DWD ESOP Preferred Stock"). Each share of DWD ESOP Preferred Stock shall have terms that are identical to the MS ESOP Preferred Stock, provided that, (x) as a result of the Merger the issuer thereof shall be DWD



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     rather than MS, (y) the number of shares of DWD Common Stock into which each share of DWD ESOP Preferred Stock shall be convertible (at the same times and subject to the same terms and conditions under which MS ESOP Preferred Stock is convertible into shares of MS Common Stock immediately prior to the Effective Time) shall equal two times the Exchange Ratio and (z) each share of DWD ESOP Preferred Stock shall be entitled to a number of votes equal to
     1.35 times the number of shares of DWD Common Stock into which one share of DWD ESOP Preferred Stock will be convertible immediately following the Merger.

          SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, DWD shall enter into an agreement with such bank or trust company as may be designated by DWD and reasonably satisfactory to MS (the "Exchange Agent"), which shall provide that DWD shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of MS Common Stock and MS Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of DWD Common Stock and DWD Preferred Stock (such shares of DWD Common Stock and DWD Preferred Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.02(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of DWD Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.01 in exchange for outstanding shares of MS Common Stock and MS Preferred Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MS Common Stock or MS Preferred Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration or shares of DWD Preferred Stock, as applicable, pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as DWD and MS may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration or shares of DWD Preferred Stock, as applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of DWD Common Stock or DWD Preferred Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of DWD Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of MS Common Stock or MS Preferred Stock which is not registered in the transfer records of MS, a certificate representing the proper number of shares of DWD Common Stock or DWD Preferred Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of DWD Common Stock or DWD Preferred Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of DWD that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or shares of DWD Preferred Stock, as applicable, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of DWD Common Stock in accordance with Section 2.02(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to DWD Common Stock or DWD Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DWD Common Stock or DWD Preferred Stock represented thereby, and, in the case of Certificates representing MS Common

Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of DWD Common Stock shall be paid by DWD to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of DWD Common Stock or DWD Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of DWD Common Stock or DWD Preferred Stock, and, in the case of Certificates representing MS Common Stock, the amount of any cash payable in lieu of a fractional share of DWD Common Stock to which such holder is entitled pursuant to
Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of DWD Common Stock or DWD Preferred Stock.

          (d) No Further Ownership Rights in MS Common Stock or MS Preferred Stock. All shares of DWD Common Stock or DWD Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of MS Common Stock or MS Preferred Stock, as applicable, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by MS on such shares of MS Common Stock or MS Preferred Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of MS Common Stock or MS Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of DWD Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of DWD shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of DWD.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of DWD Common Stock delivered to the Exchange Agent by DWD pursuant to Section 2.02(a) over (B) the aggregate number of whole shares of DWD Common Stock to be distributed to former holders of MS Common Stock pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of MS, sell the Excess Shares at then- prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in Section 2.02(e)(iii).

          (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing MS Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of MS Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of MS Common Stock is entitled (after taking into account all shares of MS Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of MS Common Stock are entitled.

          (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of MS Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of MS Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of DWD Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv).

          (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing MS Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing MS Common Stock subject to and in accordance with the terms of Section 2.02(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to DWD, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to DWD for payment of their claim for Merger Consideration or shares of DWD Preferred Stock, any dividends or distributions with respect to DWD Common Stock or DWD Preferred Stock, as applicable, and any cash in lieu of fractional shares of DWD Common Stock.

          (g) No Liability. None of DWD, MS or the Exchange Agent shall be liable to any person in respect of any shares of DWD Common Stock or DWD Preferred Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of DWD Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or shares of DWD Preferred Stock, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate formerly representing MS Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration or shares of DWD Preferred Stock, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by DWD, on a daily basis. Any interest and other income resulting from such investments shall be paid to DWD.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or shares of DWD Preferred Stock and, if applicable, any unpaid dividends and distributions on shares of DWD Common Stock or DWD Preferred Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.


                              ARTICLE III

                    Representations and Warranties

          SECTION 3.01. Representations and Warranties of MS. Except as disclosed in the MS Filed SEC Documents (as defined in Section 3.01(g)) or as set forth on the

Disclosure Schedule delivered by MS to DWD prior to the execution of this Agreement (the "MS Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, MS represents and warrants to DWD as follows:

          (a) Organization, Standing and Corporate Power. Each of MS and its subsidiaries (as defined in Section 8.03) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on MS. Each of MS and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on MS. MS has made available to DWD prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

          (b) Subsidiaries. Exhibit 21 to MS's Annual Report on
     Form 10-K for the fiscal year ended November 30, 1995 includes all the subsidiaries of MS which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by MS, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (c) Capital Structure. The authorized capital stock of MS consists of 600,000,000 shares of MS Common Stock and 30,000,000 shares of preferred stock, without par value, of MS ("MS Authorized Preferred Stock"), of which 3,902,438 shares have been designated as MS ESOP Preferred Stock, 1,725,000 shares have been designated as MS Series A Preferred Stock, 1,000,000 shares have been designated as MS 7-3/4% Preferred Stock, 750,000 shares have been designated as MS 8-3/4% Preferred Stock, 1,000,000 shares have been designated as MS 7-3/8% Preferred Stock, 611,238 shares have been designated as MS 7.82% Preferred Stock, 1,150,000 shares have been designated as MS 7.80% Preferred Stock, 720,900 shares have been designated as MS 9.00% Preferred Stock, 996,776 shares have been designated as MS 8.40% Preferred Stock, 847,500 shares have been designated as MS 8.20% Preferred Stock and 670,000 shares have been designated as MS 8.03% Preferred Stock (in each case, as defined in Section 3.01(c) of the MS Disclosure Schedule). "MS Preferred Stock" means MS Authorized Preferred Stock that is issued and outstanding from time to time. "MS Capital Units" means capital units of MS that are issued and outstanding from time to time. At the close of business on January 20, 1997, (i) 158,324,534 shares of MS Common Stock were issued and outstanding;
     (ii) 5,306,259 shares of MS Common Stock were held by MS in its treasury; (iii) 8,169,679 shares of MS Authorized Preferred Stock were issued and outstanding, as follows: (1) 3,694,679 shares of MS ESOP Preferred Stock, (2) 1,725,000 shares of MS Series A Preferred Stock, (3) 1,000,000 shares of MS 7-3/4% Preferred Stock, (4) 750,000 shares of MS 8-3/4% Preferred Stock and
     (5) 1,000,000 shares of MS 7-3/8% Preferred Stock;
     (iv) 34,745,312 MS Capital Units were issued and outstanding, as follows: (1) 4,889,904 MS 7.82% Capital Units, (2) 9,200,000 MS
     7.80% Capital Units, (3) 5,767,200 MS 9.00% Capital Units,
     (4) 7,974,208 MS 8.40% Capital Units, (5) 6,780,000 MS 8.20%
     Capital Units and (6) 134,000 MS 8.03% Capital Units (in each case, as defined in Section 3.01(c) of the MS Disclosure Schedule); (v) no shares of MS Preferred Stock or MS Capital Units were held by MS in its treasury, other than shares held for purposes of market making, proprietary trading or otherwise on behalf of customers;
     (vi) 78,711,412 shares of MS Common Stock were reserved for issuance pursuant to the MS 1986 Stock Option Plan, as amended, the MS 1988 Equity Incentive Plan, as amended (the "MS 1988 EICP"), the MS 1995 Equity Incentive Plan (the "MS 1995 EICP") and the MS 1993 Stock Plan for Outside Directors (such plans, collectively, the "MS Stock Plans"); (vii) 7,804,976 shares and 532,494 shares of MS Common Stock were reserved for issuance upon conversion of MS ESOP Preferred Stock and MS Subsidiary Convertible Preferred Stock (as defined in Section 3.01(c) of the MS Disclosure Schedule), respectively (collectively, "MS Convertible Securities"); and (viii) other than the MS Preferred Stock, no other shares of MS Authorized Preferred Stock have been designated or issued. Section 3.01(c) of the MS Disclosure Schedule sets forth a complete and correct list, as of January 20, 1997, of the number of shares of MS Common Stock subject to employee stock options or other rights to purchase or receive MS Common Stock granted under the MS Stock Plans (collectively, "MS Employee Stock Options") and the exercise prices thereof. All outstanding shares of capital stock of MS are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this
     Section 3.01(c) and except for changes since January 20, 1997 resulting from the issuance of shares of MS Common Stock pursuant to the MS Employee Stock Options, MS Convertible Securities and other rights referred to above in this Section 3.01(c) or as permitted by Section 4.01(a)(i)(y) and 4.01(a)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of MS, (B) any securities of MS convertible into or exchangeable or exercisable for shares of capital stock or voting securities of MS, (C) any warrants, calls, options or other rights to acquire from MS or any MS subsidiary, and no obligation of MS or any MS subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of MS and (y) other than the MS Capital Units, the MS Subsidiary Convertible Preferred Stock or agreements entered into with respect to the MS Stock Plans as of the close of business on January 20, 1997, there are not any outstanding obligations of MS or any MS subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. MS is not a party to any voting agreement with respect to the voting of any such securities, other than the MS Stockholders' Agreement (as defined in Section 3.02(r)) and similar voting agreements contained in the awards made under MS's employee benefit plans (collectively, the "MS Voting Arrangements"). Schedule 3.01(c) of the MS Disclosure Schedule sets forth the maximum number of shares of MS Common Stock subject to the MS Voting Arrangements as of January 20, 1997. There are no outstanding (A) securities of MS or any MS subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any MS subsidiary,
     (B) warrants, calls, options or other rights to acquire from MS or any MS subsidiary, and no obligation of MS or any MS subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any MS subsidiary or
     (C) except pursuant to the provisions of the MS Subsidiary Convertible Preferred Stock outstanding on the date hereof, obligations of MS or any MS subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of MS subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the MS subsidiaries, MS does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity other than in the ordinary course of trading, underwriting, asset management, merchant banking, securitization or market making activities of MS or the MS subsidiaries or the MS Funds or ownership of the MS Funds. "MS Fund" means (i) any investment account advised or managed by MS on behalf of third parties, and (ii) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which MS or a MS subsidiary acts as the general partner, managing member, manager, advisor or the equivalent or as the general partner of another MS Fund.

          (d) Authority; Noncontravention. MS has all requisite corporate power and authority to enter into this Agreement and, subject to the MS Stockholder Approval (as defined in Section 3.01(l)), to consummate the transactions contemplated by this Agreement. MS has all requisite corporate power and authority to enter into the Option Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreements by MS and the consummation by MS of the transactions contemplated by this Agreement and the Option Agreements have been duly authorized by all necessary corporate action on the part of MS, subject, in the case of the Merger, to the MS Stockholder Approval. This Agreement and the Option Agreements have been duly executed and delivered by MS and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of MS, enforceable against MS in accordance with their terms. The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreements and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of MS or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of MS or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to MS or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MS or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on MS or

     (y) reasonably be expected to impair the ability of MS to perform its obligations under this Agreement or the Option Agreements. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to MS or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreements by MS or the consummation by MS of the transactions contemplated by this Agreement or the Option Agreements, except for (1) the filing of a premerger notification and report form by MS under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the MS Stockholders Meeting (as defined in Section 5.01(b)) (such proxy statement, together with the proxy statement relating to the DWD Stockholders Meeting (as defined in Section 5.01(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which MS is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of MS Common Stock that are to be issued pursuant to the MS Stock Option Agreement to be listed on the NYSE; (5) the consents, approvals and notices required under the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Advisors Act of 1940, as amended (the "Advisors Act"); (6) filings in respect of, and approvals and authorizations of, any Governmental Entity having jurisdiction over the securities, commodities, banking, insurance, other financial services or communications businesses; and (7) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not have a material adverse effect on MS.

          (e) SEC Documents; Undisclosed Liabilities. MS has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 1, 1994 (the "MS SEC Documents"). As of their respective dates, the MS SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such MS SEC Documents, and none of the MS SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any MS SEC Document has been revised or superseded by a later filed MS SEC Document, none of the MS SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of MS included in the MS SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of MS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this

     Agreement or the Option Agreements or the transactions contemplated hereby or thereby, neither MS nor any of its subsidiaries has any material liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on MS.

          (f) Information Supplied. None of the information supplied or to be supplied by MS specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by DWD in connection with the issuance of DWD Common Stock and DWD Preferred Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to MS's stockholders or at the time of the MS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by MS with respect to statements made or incorporated by reference therein based on information supplied by DWD specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Option Agreements or the transactions contemplated hereby or thereby, since August 31, 1996, MS and its subsidiaries have conducted their business only in the ordinary course, and there has not been (1) any material adverse change (as defined in Section 8.03) in MS, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of MS's capital stock, other than regular quarterly cash dividends of $.20 per share on the MS Common Stock and dividends payable on MS Preferred Stock in accordance with their terms as of the date of this

     Agreement (or as of their date of issue if subsequent to the date of this Agreement), (3) any split, combination or reclassification of any of MS's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of MS's capital stock, except for issuances of MS Common Stock upon conversion of MS Convertible Securities or upon the exercise of MS Employee Stock Options or in connection with restricted stock units under the MS Stock Plans, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.01(a), (4) (A) any granting by MS or any of its subsidiaries to any current or former director, executive officer or other key employee of MS or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the MS SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "MS Filed SEC Documents"), (B) any granting by MS or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business, or
     (C) any entry by MS or any of its subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, other than in the ordinary course of business, (5) except insofar as may have been disclosed in the MS Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by MS materially affecting its assets, liabilities or business or
     (6) except insofar as may have been disclosed in the MS Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on MS or any of its tax attributes or any settlement or compromise of any material income tax liability.

          (h) Compliance with Applicable Laws. MS, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of MS and its subsidiaries (the "MS Permits"), except where the failure to have any such MS Permits individually or in the aggregate would not have a material adverse effect on MS. MS and its subsidiaries are in compliance with the terms of the MS Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on MS. As of the date of this Agreement, except as disclosed in the MS Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to MS or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as defined in Section 8.03) of MS, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (i) have a material adverse effect on MS or (ii) reasonably be expected to impair the ability of MS to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreements.

          (i) Absence of Changes in Benefit Plans. Since the date of the most recent audited financial statements included in the MS Filed SEC Documents, there has not been any adoption or amendment in any material respect by MS or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of MS or any of its wholly owned subsidiaries (collectively, the "MS Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any MS pension plans, or any change in the manner in which contributions to any MS pension plans are made or the basis on which such contributions are determined.

          (j) ERISA Compliance. (i) With respect to the MS Benefit Plans, no event has occurred and, to the knowledge of MS, there exists no condition or set of circumstances, in connection with which MS or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on MS under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

          (ii) Each MS Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any MS Benefit Plan that individually or in the aggregate would not have a material adverse effect on MS. MS, its subsidiaries and all the MS Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on MS. Each MS Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any MS Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of MS, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such MS Benefit Plan or the exempt status of any such trust.

          (iii) Neither MS nor any of its subsidiaries has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No MS Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of MS, there are not any facts or circumstances that would materially change the funded status of any MS Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No MS Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (iv) Neither MS nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by MS or any of its subsidiaries and no collective bargaining agreement is being negotiated by MS or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against MS or any of its subsidiaries pending or, to the knowledge of MS, threatened which may interfere with the respective business activities of MS or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on MS. As of the date of this Agreement, to the knowledge of MS, none of MS, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective business of MS or any of its subsidiaries, and there is no charge or complaint against MS or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (v) No employee of MS will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any MS Benefit Plan as a result of the transactions contemplated by this Agreement or the Option
     Agreements.

          (k) Taxes. (i) Each of MS and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on MS. MS and each of its subsidiaries has paid (or MS has paid on its behalf) all taxes (as defined in Section 3.01(k)(v)) shown as due on such returns, and the most recent financial statements contained in the MS Filed SEC Documents reflect an adequate reserve for all taxes payable by MS and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against MS or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on MS. The federal income tax returns of MS and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

          (iii) Neither MS nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code.

          (iv) The MS Benefit Plans and other MS compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a deduction under
     Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by MS or any of its subsidiaries under any such plan or arrangement and, to the knowledge of MS, no fact or circumstance exists that would cause such disallowance to apply to any such amount.

          (v) As used in this Agreement, "taxes" shall include all
     (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto,
     (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or
     (y); provided, however, that to the extent MS is entitled to be indemnified for an amount pursuant to the Stock Purchase Agreement between CDV Acquisition Corporation and Xerox Financial Services, Inc. dated as of October 13, 1992 or the Stock Purchase Agreement among the Van Kampen Merritt Companies, Inc., VKM Holding, Inc., The Travelers Inc. and Associated Madison Companies Inc. dated as of August 24, 1994, such amount shall not be considered a "tax" for purposes of this Section 3.01(k) and to the extent DWD is entitled to be indemnified for an amount pursuant to the tax sharing agreement between Sears, Roebuck & Co. and DWD dated February 19, 1993, such amount shall not be considered a "tax" for purposes of Section 3.02(k) of this Agreement.

          (l) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of MS Common Stock and MS ESOP Preferred Stock, voting as a single class (with each share of MS Common Stock having one vote per share and each share of MS ESOP Preferred Stock having 2.7 votes per share), at the MS Stockholders Meeting to adopt this Agreement (the "MS Stockholder Approval") is the only vote of the holders of any class or series of MS's capital stock necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated hereby and thereby.

          (m) State Takeover Statutes. MS has caused Section 203 of the DGCL not to be applicable to MS by opting out of the provisions of such Section 203 in its By-laws in accordance with the DGCL. To the knowledge of MS, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby and by the Option Agreements.

          (n) Accounting Matters. Neither MS nor any of its affiliates (as defined in Section 8.03) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

          (o) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreements based upon arrangements made by or on behalf of MS.

          (p) Opinion of Financial Advisor. MS has received the opinion of Morgan Stanley & Co.

     Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to holders of shares of MS Common Stock (other than DWD and its affiliates), a signed copy of which opinion has been delivered to DWD.

          (q) Ownership of DWD Common Stock. Other than pursuant to the DWD Stock Option Agreement and except for shares owned by MS Benefit Plans or shares held or managed for the account of another person or as to which MS is required to act as a fiduciary or in a similar capacity, as of the date hereof, neither MS nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of DWD.

          (r) Intellectual Property. MS and its subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "MS Intellectual Property") necessary to carry on its business substantially as currently conducted except for such MS Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on MS. Neither MS nor any such subsidiary has received any notice of infringement of or conflict with, and, to MS's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any MS Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on MS.

          (s) Certain Contracts. Except as set forth in the MS Filed SEC Documents, neither MS nor any of its subsidiaries is a party to or bound by any non- competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of MS and its subsidiaries, taken as a whole, is or would be conducted.

          SECTION 3.02. Representations and Warranties of DWD. Except as disclosed in the DWD Filed SEC Documents (as defined in Section 3.02(g)) or as set forth on the Disclosure Schedule delivered by DWD to MS prior to the execution of this Agreement (the "DWD Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, DWD represents and warrants to MS as follows:

          (a) Organization, Standing and Corporate Power. Each of DWD and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on DWD. Each of DWD and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on DWD. DWD has made available to MS prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

          (b) Subsidiaries. Exhibit 21 to DWD's Annual Report on
     Form 10-K for the fiscal year ended December 31, 1995 includes all the subsidiaries of DWD which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by DWD, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or otherwise ownership interests).

          (c) Capital Structure. The authorized capital stock of DWD consists of 500,000,000 shares of DWD Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of DWD ("DWD Authorized Preferred Stock"). At the close of business on January 31, 1997, (i) 321,218,945 shares of DWD Common Stock were issued and outstanding, (ii) 20,754,691 shares of DWD Common Stock were held by DWD in its treasury,
     (iii) 59,498,133 shares of DWD Common Stock were reserved for issuance pursuant to the DWD Omnibus Equity Incentive Plan, DWD 1994 Omnibus Equity Plan, DWD Employees Replacement Stock Plan, DWD 1993 Stock Plan for Non-Employee Directors, DWD Directors' Equity Capital Accumulation Plan, DWD Employee Stock Purchase Plan, DWD Tax Deferred Equity Participation Plan, DWD-Dean Witter Reynolds Inc. Branch Manager Compensation Plan, DWD-Dean Witter Reynolds Inc. Account Executive Productivity Compensation Plan, and DWD Savings Today Affords Retirement Tomorrow Plan (such plans, collectively with the SPS Transaction Services, Inc. ("SPS") Amended and Restated 1992 Employees Stock Plan, SPS 1995 Omnibus Equity Plan, SPS Formula Plan for Non-Affiliate Directors of 1992, 1994 and 1996, the SPS Tax Deferred Equity Participation Plan, the SPS Savings Today Affords Retirement Tomorrow Plan and SPS Employee Stock Purchase Plan, the "DWD Stock Plans"), (iv) no shares of Series A Junior Participating Preferred Stock (the "DWD Junior Preferred Stock") were issued and outstanding and
     (v) other than the DWD Junior Preferred Stock, no other shares of DWD Authorized Preferred Stock have been designated or issued.
     Section 3.02(c) of the DWD Disclosure Schedule sets forth a complete and correct list, as of January 31, 1997, of the number of shares of DWD Common Stock and common stock, par value $.01 per share, of SPS ("SPS Common Stock") subject to employee stock options or other rights to purchase or receive DWD Common Stock or SPS Common Stock granted under the DWD Stock Plans (collectively, "DWD Employee Stock Options") and the exercise prices thereof. All outstanding shares of capital stock of DWD are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this
     Section 3.02(c) and except for changes since January 31, 1997 resulting from the issuance of shares of DWD Common Stock pursuant to the options and other rights referred to above in this Section 3.02(c), for issuance of DWD Rights or DWD Common Stock in respect of DWD Rights pursuant to the DWD Rights Agreement (as defined below) or as permitted by
     Section 4.01(b)(i)(y) and 4.01(b)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of DWD, (B) any securities of DWD convertible into or exchangeable or exercisable for shares of capital stock or voting securities of DWD, (C) any warrants, calls, options or other rights to acquire from DWD, or any DWD subsidiary and no obligation of DWD or any DWD subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of DWD, (y) there are no outstanding obligations of DWD or any DWD subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. DWD is not a party to any voting agreement with respect to the voting of any such securities. Except pursuant to agreements entered into with respect to the DWD Stock Plans as of the close of business of January 31, 1997, there are no outstanding (A) securities of DWD or any DWD subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any DWD subsidiary, (B) warrants, calls, options or other rights to acquire from DWD or any DWD subsidiary, and no obligation of DWD or any DWD subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any DWD subsidiary or (C) obligations of DWD or any DWD subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of DWD subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the DWD subsidiaries, DWD does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity other than in the ordinary course of trading, underwriting, asset management, merchant banking, securitization or market making activities of DWD or the DWD subsidiaries or the DWD Funds or ownership of the DWD Funds. "DWD Fund" means (i) any investment account advised or managed by

     DWD on behalf of third parties, and (ii) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which DWD or a DWD subsidiary acts as the general partner, managing member, manager, advisor or the equivalent or the general partner of another DWD Fund. DWD has made available to MS a complete and correct copy of the Rights Agreement dated as of April 25, 1995 (the "DWD Rights Agreement") between DWD and Chase Manhattan Bank (as successor to Chemical Bank) relating to rights ("DWD Rights") to purchase DWD Junior Preferred Stock.

          (d) Authority; Noncontravention. DWD has all requisite corporate power and authority to enter into this Agreement and, subject to the DWD Stockholder Approval (as defined in Section 3.02(l)), to consummate the transactions contemplated by this Agreement. DWD has all requisite corporate power and authority to enter into the Option Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreements by DWD and the consummation by DWD of the transactions contemplated by this Agreement and the Option Agreements have been duly authorized by all necessary corporate action on the part of DWD, subject, in the case of the issuance of DWD Common Stock and DWD Preferred Stock in connection with the Merger, to the DWD Stockholder Approval. This Agreement and the Option Agreements have been duly executed and delivered by DWD and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of DWD, enforceable against DWD in accordance with their terms. The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreements and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of DWD or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of DWD or the comparable organizational documents of any of its subsidiaries,

     (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to DWD or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DWD or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on DWD or
     (y) reasonably be expected to impair the ability of DWD to perform its obligations under this Agreement or the Option Agreements. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to DWD or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreements by DWD or the consummation by DWD of the transactions contemplated by this Agreement or the Option Agreements, except for (1) the filing of a premerger notification and report form by DWD under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the DWD Stockholders Meeting,
     (B) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements; (3) the filing of the Certificate of Merger and the Certificates of Designations with respect to the DWD Preferred Stock (the "Certificate of Designations") with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which DWD is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of DWD Common Stock that are to be issued in the Merger, under the MS Stock Plans, pursuant to the DWD Stock Option Agreement and pursuant to the conversion of the DWD Convertible Preferred Stock, and to permit the depositary shares and capital units representing shares of DWD Preferred

     Stock that are to be issued in the Merger in exchange for like securities representing MS Preferred Stock that are listed on the NYSE as of the date hereof, in each case (a "DWD Listed Security") to be listed on the NYSE; (5) the consents, approvals and notices required under the 1940 Act and the Advisors Act;
     (6) filings in respect of, and approvals and authorizations of, any Governmental Entity having jurisdiction over the securities, commodities, banking, insurance, other financial services or communications businesses; and (7) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not have a material adverse effect on DWD.

          (e) SEC Documents; Undisclosed Liabilities. DWD has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1995 (the "DWD SEC Documents"). As of their respective dates, the DWD SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DWD SEC Documents, and none of the DWD SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any DWD SEC Document has been revised or superseded by a later filed DWD SEC Document, none of the DWD SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of DWD included in the DWD SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of DWD and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the Option Agreements or the transactions contemplated hereby or thereby, neither DWD nor any of its subsidiaries has any material liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on DWD.

          (f) Information Supplied. None of the information supplied or to be supplied by DWD specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to DWD's stockholders or at the time of the DWD Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by DWD with respect to statements made or incorporated by reference therein based on information supplied by MS specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Option Agreements or the transactions contemplated hereby or thereby, since September 30, 1996, DWD and its subsidiaries have conducted their business only in the ordinary course, and there has not been (1) any material adverse change in DWD, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of DWD's capital stock, other than regular quarterly cash dividends of $.14 per share (which was $.22 prior to this Stock Split (as defined below)) on the DWD Common Stock, (3) any split, combination or reclassification of any of DWD's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of DWD's capital stock, except for the DWD two-for-one stock split in December 1996 (the "Stock Split") and except for issuances of DWD Common Stock or SPS Common Stock upon the exercise of DWD Employee Stock Options awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.01(b) or for issuances of DWD Rights or DWD Common Stock in respect of DWD Rights pursuant to the DWD Rights Agreement, (4) (A) any granting by DWD or any of its subsidiaries to any current or former director, executive officer or other key employee of DWD or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the DWD SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "DWD Filed SEC Documents"), (B) any granting by DWD or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business, or
     (C) any entry by DWD or any of its subsidiaries into, or any amendment of, any employment, deferred compensation consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, other than in the ordinary course of business, (5) except insofar as may have been disclosed in the DWD Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by DWD materially affecting its assets, liabilities or business or
     (6) except insofar as may have been disclosed in the DWD Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on DWD or any of its tax attributes or any settlement or compromise of any material income tax liability.

          (h) Compliance with Applicable Laws. DWD, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of DWD and its subsidiaries (the "DWD Permits") except where the failure to have any such DWD Permits individually or in the aggregate would not have a material adverse effect on DWD. DWD and its subsidiaries are in compliance with the terms of the DWD Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on DWD. As of the date of this Agreement, except as disclosed in the DWD Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to DWD or any of its subsidiaries or any of their respective properties is pending or, to the knowledge of DWD, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (i) have a material adverse effect on DWD or
     (ii) reasonably be expected to impair the ability of DWD to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreements.

          (i) Absence of Changes in Benefit Plans. Since the date of the most recent audited financial statements included in the DWD Filed SEC Documents, there has not been any adoption or amendment in any material respect by DWD or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of DWD or any of its wholly owned subsidiaries (collectively, the "DWD Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any DWD pension plans, or any change in the manner in which contributions to any DWD pension plans are made or the basis on which such contributions are determined.

          (j) ERISA Compliance. (i) With respect to the DWD Benefit Plans, no event has occurred and, to the knowledge of DWD, there exists no condition or set of circumstances, in connection with which DWD or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on DWD under ERISA, the Code or any other applicable law.

          (ii) Each DWD Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any DWD Benefit Plan that individually or in the aggregate would not have a material adverse effect on DWD. DWD, its subsidiaries and all the DWD Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on DWD. Each DWD Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any DWD Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of DWD, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such DWD Benefit Plan or the exempt status of any such trust.

          (iii) Neither DWD nor any of its subsidiaries has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No DWD Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of DWD, there are not any facts or circumstances that would materially change the funded status of any DWD Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No DWD Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (iv) Neither DWD nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by DWD or any of its subsidiaries and no collective bargaining agreement is being negotiated by DWD or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against DWD or any of its subsidiaries pending or, to the knowledge of DWD, threatened which may interfere with the respective business activities of DWD or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on DWD. As of the date of this Agreement, to the knowledge of DWD, none of DWD, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of DWD or any of its subsidiaries, and there is no charge or complaint against DWD or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (v) No employee of DWD will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any DWD Benefit Plan as a result of the transactions contemplated by this Agreement or the Option Agreements, except that DWD Employee Stock Options awarded under the DWD 1994 Omnibus Equity Plan covering a maximum of 4,231,222 shares of DWD Common Stock will vest as of the Effective Time as a result of the Merger. Without limiting the generality of the preceding sentence, no DWD Employee Stock Options awarded in January 1997 will vest as a result of the transactions contemplated by this Agreement and the Option Agreement.

          (k) Taxes. (i) Each of DWD and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on DWD. DWD and each of its subsidiaries has paid (or DWD has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the DWD Filed SEC Documents reflect an adequate reserve for all taxes payable by DWD and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against DWD or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on DWD. The federal income tax returns of DWD and each of its subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

          (iii) Neither DWD nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code.

          (iv) The DWD Benefit Plans and other DWD compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a deduction under
     Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by DWD or any of its subsidiaries under any such plan or arrangement and, to the knowledge of DWD, no fact or circumstance exists that would cause such disallowance to apply to any such amount.

          (l) Voting Requirements. The affirmative vote at the DWD Stockholders Meeting (the "DWD Stockholder Approval") of (i) the holders of a majority of the voting power of all outstanding shares of DWD Common Stock is the only vote of the holders of any class or series of DWD's capital stock necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated hereby and thereby and (ii) the holders of a majority of all shares of DWD Common Stock casting votes is the only vote of the holders of any class or series of DWD's capital stock necessary to approve, in accordance with the applicable rules of the NYSE, the issuance of DWD Common Stock pursuant to the Merger.

          (m) State Takeover Statutes; Certificate of Incorporation. The Board of Directors of DWD (including the disinterested directors thereof (as defined in Article 11 of the DWD Certificate of Incorporation)) has unanimously approved the terms of this Agreement and the Option Agreements and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreements and, assuming the accuracy of MS's representation and warranty contained in Section 3.01(q), such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the Option Agreements by the DWD Board of Directors under the provisions of
     Section 203 of the DGCL and Section 11.2A of the DWD Certificate of Incorporation, and represents all the actions necessary to ensure that such Section 203 and the provisions of Section 11.1.A of the DWD Certificate of Incorporation do not apply to MS in connection with the Merger and the other transactions contemplated hereby and by the Option Agreements. To its knowledge, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby and by the Option Agreements.

          (n) Accounting Matters. Neither DWD nor any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

          (o) Brokers. No broker, investment banker, financial advisor or other person, other than Wasserstein Perella & Co., Inc., the fees and expenses of which will be paid by DWD or, if the Merger occurs, the Surviving Corporation, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option

     Agreements based upon arrangements made by or on behalf of DWD. DWD has furnished to MS true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (p) Opinion of Financial Advisor. DWD has received the opinion of Wasserstein Perella & Co., Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of MS Common Stock into DWD Common Stock pursuant to the Merger is fair to DWD and, accordingly, to DWD's stockholders from a financial point of view, a signed copy of which opinion has been delivered to MS.

          (q) Ownership of MS Common Stock. Other than pursuant to the MS Stock Option Agreement and except for shares owned by DWD Benefit Plans or shares held or managed for the account of another person or as to which DWD is required to act as a fiduciary or in a similar capacity, as of the date hereof, neither DWD nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of MS.

          (r) DWD Rights Agreement. The DWD Rights Agreement has been amended (the "DWD Rights Plan Amendment") to (i) render the DWD Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreements and (ii) ensure that (y) none of MS, its wholly owned subsidiaries, its permitted assignees or transferees under the DWD Stock Option Agreement or the parties to the Stockholders' Agreement dated February 14, 1986, as amended, to which MS is a party (the "Stockholders Agreement") or the other Voting Agreements (as defined in MS's Proxy Statement dated as of February 26, 1996) is an Acquiring Person (as defined in the DWD Rights Agreement) pursuant to the DWD Rights Agreement and (z) a Distribution Date, a Triggering Event or Stock Acquisition Date (as such terms are defined in the DWD Rights Agreement) does not occur solely by reason of the execution of this

     Agreement and the Option Agreements, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and the Option Agreements, and such amendment may not be further amended by DWD without the prior consent of MS in its sole discretion.

          (s) Intellectual Property. DWD and its subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "DWD Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such DWD Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on DWD. Neither DWD nor any such subsidiary has received any notice of infringement of or conflict with, and, to DWD's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any DWD Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on DWD.

          (t) Certain Contracts. Except as set forth in the DWD Filed SEC Documents, neither DWD nor any of its subsidiaries is a party to or bound by any non- competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of DWD and its subsidiaries (including MS and its subsidiaries, assuming the Merger had taken place), taken as a whole, is or would be conducted.


                              ARTICLE IV

               Covenants Relating to Conduct of Business

          SECTION 4.01. Conduct of Business. (a) Conduct of Business by MS. Except as set forth in Section 4.01(a) of the MS Disclosure Schedule, as otherwise expressly contemplated by this Agreement or the Option Agreements or as consented to by DWD, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, MS shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, MS shall not, and shall not permit any of its subsidiaries to:

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of MS to its parent, or by a subsidiary that is partially owned by MS or any of its subsidiaries, provided that MS or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly cash dividends of $.20 per share with respect to the MS Common Stock and dividends payable on MS Preferred Stock in accordance with their terms as of the date of this Agreement (or as of their date of issue if subsequent to the date of this Agreement),
     (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of MS Common Stock upon conversion of MS Convertible Securities or upon the exercise of MS Employee Stock Options or in connection with restricted stock units under the MS Stock Plans, in each case, outstanding as of the date hereof in accordance with their present terms or issued pursuant to
     Section 4.01(a)(ii) or (z) except pursuant to the provisions of the MS Subsidiary Convertible Preferred Stock or agreements entered into with respect to the MS Stock Plans as of the close of business on January 20, 1997, purchase, redeem or otherwise acquire any shares of capital stock of MS or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of MS Common Stock upon conversion of MS Convertible Securities in accordance with their present terms at the option of the holders thereof, (y) the issuance of MS Common Stock upon the exercise of MS Employee Stock Options or in connection with restricted stock units under the MS Stock Plans, in each case outstanding as of the date hereof in accordance with their present terms or, after consulting with DWD, granted after the date hereof in the ordinary course of business consistent with past practice for new employees (so long as such additional amount of MS Common Stock subject to MS Employee Stock Options and/or restricted stock units issued to new employees does not exceed 565,000 shares of MS Common Stock in the aggregate) and
     (z) the issuance of MS Common Stock pursuant to the MS Stock Option Agreement) and other than in connection with the issuance of nonvoting MS Preferred Stock in the ordinary course of business consistent with past practice;

          (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents, other than in connection with the issuance of nonvoting MS Preferred Stock in the ordinary course of business consistent with past practice;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for such acquisitions made in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          (vi) take any action that would cause the representations and warranties set forth in Section 3.01(g) (with each reference therein to

     "ordinary course of business" being deemed for purposes of this
     Section 4.01(a)(vi) to be immediately followed by "consistent with past practice") to no longer be true and correct;

          (vii) take any action to cause or permit additional shares of MS Common Stock to become subject to the MS Voting
     Arrangements, other than in the ordinary course of business consistent with past practice; or

          (viii) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.01(a) (other than clause (iii)) shall not apply to any transaction between MS and any wholly owned subsidiary or between any wholly owned subsidiaries of MS.

          (b) Conduct of Business by DWD. Except as set forth in
Section 4.01(b) of the DWD Disclosure Schedule, as otherwise expressly contemplated by this Agreement or the Option Agreement or as consented to by MS, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, DWD shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, DWD shall not, and shall not permit any of its subsidiaries to:

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of DWD to its parent, or by a subsidiary that is partially owned by DWD or any of its subsidiaries, provided that DWD or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly cash dividends of $.14 per share with respect to the DWD Common Stock, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock,
     (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of DWD Common Stock or SPS Common Stock upon the exercise of DWD Employee Stock Options outstanding as of the date hereof in accordance with their present terms or issued pursuant to Section 4.01(b)(ii) or
     (z) except pursuant to agreements entered into with respect to the DWD Stock Plans as of the close of business on January 31, 1997, purchase, redeem or otherwise acquire any shares of capital stock of DWD or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of DWD Common Stock or SPS Common Stock upon the exercise of DWD Employee Stock Options outstanding as of the date hereof in accordance with their present terms or, after consulting with MS, granted after the date hereof in the ordinary course of business consistent with past practice for new employees (so long as such additional amount of DWD Common Stock or SPS Common Stock subject to DWD Employee Stock Options issued to new employees does not exceed 565,000 shares of DWD Common Stock and SPS Common Stock in the aggregate), (y) in accordance with the DWD Rights Agreement or (z) the issuance of DWD Common Stock pursuant to the DWD Stock Option Agreement);

          (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for such acquisitions made in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          (vi) take any action that would cause the representations and warranties set forth in Section 3.02(g) (with each reference therein to "ordinary course of business" being deemed for purposes of this Section 4.01(b)(vi) to be immediately followed by "consistent with past practice") to no longer be true and correct; or

          (vii) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.01(b) (other than clause (iii)) shall not apply to any transaction between DWD and any wholly owned subsidiary or between any wholly owned subsidiaries of DWD.

          (c) Coordination of Dividends. Each of DWD and MS shall coordinate with the other regarding the declaration and payment of dividends in respect of the DWD Common Stock and the MS Common Stock and the record dates and payment dates relating thereto, it being the intention of DWD and MS that any holder of MS Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of MS Common Stock and/or any shares of DWD Common Stock any such holder receives in exchange therefor pursuant to the Merger.

          (d) Other Actions. Except as required by law, MS and DWD shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement or the Option Agreements that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (e) Advice of Changes. MS and DWD shall promptly advise the other party orally and in writing to the extent it has knowledge of
(i) any representation or warranty made by it contained in this Agreement or the Option Agreements that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Option Agreements and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Option Agreements.

          SECTION 4.02. No Solicitation by MS. (a) MS shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any MS Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any MS Takeover Proposal; provided, however, that if, at any time during the 20 business days prior to the publicly announced date of the MS Stockholders Meeting (as defined in Section 5.01(b)) (the "MS Applicable Period"), the Board of Directors of MS determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to MS's stockholders under applicable law, MS may, in response to a MS Superior Proposal (as defined in Section 4.02(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 4.02(a), and subject to providing prior written notice of its decision to take such action to DWD (the "MS Notice") and compliance with Section 4.02(c), for a period of five business days following delivery of the MS Notice
(x) furnish information with respect to MS and its subsidiaries to any person making an MS Superior Proposal pursuant to a customary confidentiality agreement (as determined by MS after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such MS Superior Proposal. For purposes of this Agreement, "MS Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of MS and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of MS or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of MS or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MS or any of its subsidiaries, other than the transactions contemplated by this Agreement. MS shall be permitted to deliver only one MS Notice with respect to each person making a MS Superior Proposal.

          (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of MS nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to DWD, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any MS Takeover Proposal, or (iii) cause MS to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "MS Acquisition Agreement") related to any MS Takeover Proposal. Notwithstanding the foregoing, in the event that during the MS Applicable Period the Board of Directors of MS determines in good faith that there is a substantial probability that the adoption of this Agreement by holders of MS Common Stock will not be obtained due to the existence of a MS Superior Proposal, the Board of Directors of MS may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause MS to enter into any MS Acquisition Agreement with respect to any MS Superior Proposal), but only at a time that is during the MS Applicable Period and is after the fifth business day following DWD's receipt of written notice advising DWD that the Board of Directors of MS is prepared to accept a MS Superior Proposal, specifying the material terms and conditions of such MS Superior Proposal and identifying the person making such MS Superior Proposal. For purposes of this Agreement, a "MS Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of MS Common Stock then outstanding or all or substantially all the assets of MS and otherwise on terms which the Board of Directors of MS determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to MS's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of MS, is reasonably capable of being obtained by such third party.

          (c) In addition to the obligations of MS set forth in paragraphs (a) and (b) of this Section 4.02, MS shall immediately advise DWD orally and in writing of any request for information or of any MS Takeover Proposal, the material terms and conditions of such request or MS Takeover Proposal and the identity of the person making such request or MS Takeover Proposal. MS will keep DWD reasonably informed of the status and details (including amendments or proposed amendments) of any such request or MS Takeover Proposal.

          (d) Nothing contained in this Section 4.02 shall prohibit MS from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to MS's stockholders if, in the good faith judgment of the Board of Directors of MS, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither MS nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a MS Takeover Proposal.

          SECTION 4.03. No Solicitation by DWD. (a) DWD shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any DWD Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any DWD Takeover Proposal; provided, however, that if, at any time during the 20 business days prior to the publicly announced date of the DWD Stockholders Meeting (as defined in Section 5.01(c)) (the "DWD Applicable Period"), the Board of Directors of DWD determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to DWD's stockholders under applicable law, DWD may, in response to a DWD Superior Proposal (as defined in Section 4.03(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 4.03(a), and subject to providing prior written notice of its decision to take such action to MS (the "DWD Notice") and compliance with Section 4.03(c), for a period of five business days following delivery of the DWD Notice
(x) furnish information with respect to DWD and its subsidiaries to any person making a DWD Superior Proposal pursuant to a customary confidentiality agreement (as determined by DWD after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such DWD Superior Proposal. For purposes of this Agreement, "DWD Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of DWD and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of DWD or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of DWD or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving DWD or any of its subsidiaries, other than the transactions contemplated by this Agreement. DWD shall be permitted to deliver only one DWD Notice with respect to each person making a DWD Superior Proposal.

          (b) Except as expressly permitted by this Section 4.03, neither the Board of Directors of DWD nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MS, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of DWD Common Stock and DWD Preferred Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any DWD Takeover Proposal, or (iii) cause DWD to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "DWD Acquisition Agreement") related to any DWD Takeover Proposal. Notwithstanding the foregoing, in the event that during the MS Applicable Period the Board of Directors of DWD determines in good faith that there is a substantial probability that the adoption of this Agreement by holders of DWD Common Stock will not be obtained due to the existence of a DWD Superior Proposal, the Board of Directors of DWD may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause DWD to enter into any DWD Acquisition Agreement with respect to any DWD Superior Proposal), but only at a time that is during the MS Applicable Period and is after the fifth business day following MS's receipt of written notice advising MS that the Board of Directors of DWD is prepared to accept a DWD Superior Proposal, specifying the material terms and conditions of such DWD Superior Proposal and identifying the person making such DWD Superior Proposal. For purposes of this Agreement, a "DWD Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of DWD Common Stock then outstanding or all or substantially all the assets of DWD and otherwise on terms which the Board of Directors of DWD determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to DWD's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of DWD, is reasonably capable of being obtained by such third party.

          (c) In addition to the obligations of DWD set forth in paragraphs (a) and (b) of this Section 4.03, DWD shall immediately advise MS orally and in writing of any request for information or of any DWD Takeover Proposal, the material terms and conditions of such request or DWD Takeover Proposal and the identity of the person making such request or DWD Takeover Proposal. DWD will keep MS reasonably informed of the status and details (including amendments or proposed amendments) of any such request or DWD Takeover Proposal.

          (d) Nothing contained in this Section 4.03 shall prohibit DWD from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to DWD's stockholders if, in the good faith judgment of the Board of Directors of DWD, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither DWD nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, the issuance of DWD Common Stock and DWD Preferred Stock in connection with the Merger, or approve or recommend, or propose publicly to approve or recommend, a DWD Takeover Proposal.


                               ARTICLE V

                         Additional Agreements

          SECTION 5.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, MS and DWD shall prepare and file with the SEC the Joint Proxy Statement and DWD shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of MS and DWD shall use best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. MS will use all best efforts to cause the Joint Proxy Statement to be mailed to MS's stockholders, and DWD will use all best efforts to cause the Joint Proxy Statement to be mailed to DWD's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. DWD shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of DWD Common Stock and DWD Preferred Stock in the Merger and MS shall furnish all information concerning MS and the holders of MS Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by DWD without providing MS the opportunity to review and comment thereon. DWD will advise MS, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the DWD Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to MS or DWD, or any of their respective affiliates, officers or directors, should be discovered by MS or DWD which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of MS and DWD.

          (b) MS shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "MS Stockholders Meeting") for the purpose of obtaining the MS Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.02(b), MS agrees that its obligations pursuant to the first sentence of this
Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to MS of any MS Takeover Proposal.

          (c) DWD shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "DWD Stockholders Meeting") for the purpose of obtaining the DWD Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.03(b), DWD agrees that its obligations pursuant to the first sentence of this
Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or commencement to DWD of any DWD Takeover Proposal.

          (d) DWD and MS will use best efforts to hold the MS
Stockholders Meeting and the DWD Stockholders Meeting on the same date and as soon as practicable after the date hereof.

          SECTION 5.02. Letters of MS's Accountants. (a) MS shall use best efforts to cause to be delivered to DWD two letters from MS's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to DWD, in form and substance reasonably satisfactory to DWD and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) MS shall use best efforts to cause to be delivered to DWD a letter from MS's independent accountants addressed to DWD and MS, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 5.03. Letters of DWD's Accountants. (a) DWD shall use best efforts to cause to be delivered to MS two letters from DWD's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to MS, in form and substance reasonably satisfactory to MS and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) DWD shall use best efforts to cause to be delivered to MS a letter from DWD's independent accountants, addressed to MS and DWD, dated as of the Closing Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 5.04. Access to Information; Confidentiality. Subject to the Confidentiality Agreement dated August 22, 1995, as amended, between DWD and MS (the "Confidentiality Agreement"), each of MS and DWD shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of MS and DWD shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party
(a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of MS and DWD will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

          SECTION 5.05. Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Option Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Option Agreements or the consummation of the transactions contemplated by this Agreement or the Option Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Option Agreements. Nothing set forth in this
Section 5.05(a) will limit or affect actions permitted to be taken pursuant to Sections 4.02 and 4.03.

          (b) In connection with and without limiting the foregoing, MS and DWD shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Option Agreements or any of the other transactions contemplated by this Agreement or the Option Agreements and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Option Agreements or any other transaction contemplated by this Agreement or the Option Agreements, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Option Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Option Agreements.

          (c) The parties shall cooperate to assure that neither the Surviving Corporation, any of its subsidiaries, nor any other person or group of persons, will be required, as a result of the Merger, to register as a bank holding company under the Bank Holding Company Act of 1956, as amended.

          SECTION 5.06. Stock Options and Restricted Stock Units.
(a) As soon as practicable following the date of this Agreement, the Board of Directors of MS (or, if appropriate, any committee administering the MS Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding MS Employee Stock Options granted under MS Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each MS Employee Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such MS Employee Stock Option, including vesting, the same number of shares of DWD Common Stock as the holder of such MS Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such MS Employee Stock Option in full immediately prior to the Effective Time, at a price per share of DWD Common Stock equal to (A) the aggregate exercise price for the shares of MS Common Stock otherwise purchasable pursuant to such MS Employee Stock Option divided by
     (B) the aggregate number of shares of DWD Common Stock deemed purchasable pursuant to such MS Employee Stock Option (each, as so adjusted, an "Adjusted Option");

          (ii) adjust the terms of each restricted stock unit outstanding under the MS 1988 EICP or the MS 1995 EICP, whether or not vested, to cause it to be converted into a stock unit (a "Substitute Unit") that will entitle the holder thereof to receive, and will represent an obligation of DWD to deliver to such holder, upon the same terms and conditions as those applicable to such restricted stock unit immediately prior to the Effective Time, the Merger Consideration. Any Substitute Units resulting from the adjustments provided for in the preceding sentence which have identical terms as to vesting and settlement and which would entitle the holder to receive upon settlement a fractional share of DWD Common Stock shall be aggregated, and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price of the DWD Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the Closing Date by the fraction of a share of DWD Common Stock to which such holder would otherwise have been entitled; and

          (iii) make such other changes to the MS Stock Plans as MS and DWD may agree are appropriate to give effect to the Merger, including as provided in Section 5.07.

          (b) As soon as practicable after the Effective Time, DWD shall deliver to the holders of MS Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective MS Stock Plans and the agreements evidencing the grants of such MS Employee Stock Options and that such MS Employee Stock Options and agreements shall be assumed by DWD and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

          (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to DWD, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related MS Stock Plan.

          (d) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the MS Employee Stock Options, all restrictions or limitations on transfer and vesting with respect to MS Employee Stock Options awarded under the MS Stock Plans or any other plan, program or arrangement of MS or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by DWD as set forth above.

          SECTION 5.07. MS Stock Plans and Certain Employee Matters.
(a) At the Effective Time, by virtue of the Merger, the MS Stock Plans shall be assumed by DWD, with the result that all obligations of MS under the MS Stock Plans, including with respect to awards outstanding at the Effective Time under each MS Stock Plan, shall be obligations of DWD following the Effective Time. Prior to the Effective Time, DWD shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its stockholders at the DWD Stockholders Meeting) for the assumption of the MS Stock Plans, including the reservation, issuance and listing of DWD Common Stock in a number at least equal to

(x) the number of shares of DWD Common Stock that will be subject to Substitute Units and Adjusted Options and (y) the product of the Exchange Ratio and the number of shares of MS Common Stock available for future awards under the MS 1995 EICP and the MS 1993 Stock Plan for Outside Directors immediately prior to the Effective Time. No later than the Effective Time, DWD shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of DWD Common Stock determined in accordance with the preceding sentence. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Substitute Units or Adjusted Options or any unsettled awards granted under the MS Stock Plans after the Effective Time remain outstanding.

          (b) Prior to the Effective Time, MS and DWD shall amend the terms of (i) the grantor trust established pursuant to the Trust Agreement, dated as of March 5, 1991, between MS and State Street Bank and Trust Company and (ii) the grantor trust established pursuant to the Trust Agreement, dated as of April 1, 1994 between MS and State Street Trust Bank and Trust Company, in each case as amended (collectively, the "MS Rabbi Trusts") to provide that (x) at the Effective Time, DWD shall be substituted for MS as the "grantor" (within the meaning of the Code) of each Rabbi Trust and (y) in the event that DWD or a material subsidiary of DWD becomes "insolvent" (within the meaning of the Rabbi Trusts) following the Effective Time, the assets of each such Rabbi Trust shall be available to satisfy the claims of the general creditors of DWD or such material subsidiary, on the same terms and conditions that such assets would be available to satisfy the claims of general creditors or MS or any material subsidiary of MS in the event of insolvency.

          (c) At the Effective Time, by virtue of the Merger, the MS and Subsidiaries Amended and Restated Employee Stock Ownership Plan (the "MS ESOP") shall be assumed by DWD, with the result that all obligations of MS under the MS ESOP shall be obligations of DWD following the Effective Time. Prior to the Effective Time, MS shall to the extent necessary amend the ESOP and the trust agreement relating thereto to permit the ESOP to hold DWD ESOP Preferred Stock following the Effective Time.

          (d) Following the Effective Time, DWD, as the Surviving
Corporation in the Merger, will honor all obligations under employment agreements of MS or DWD the existence of which does not constitute a violation of this Agreement in accordance with the terms thereof.

          SECTION 5.08. Indemnification, Exculpation and Insurance.
(a) DWD agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of MS and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of MS, the existence of which does not constitute a breach of this Agreement, shall be assumed by DWD, as the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors and officers of MS who become directors or officers of DWD will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of DWD.

          (b) In the event that DWD or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of DWD assume the obligations set forth in this
Section 5.08.

          (c) For six years after the Effective Time, DWD shall maintain in effect MS's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by MS's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof.

          (d) The provisions of this Section 5.08 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 5.09. Fees and Expenses. (a) Except as provided in this Section 5.09, all fees and expenses incurred in connection with the Merger, this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of DWD and MS shall bear and pay one-half of the costs and expenses incurred in connection with
(1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees). DWD shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of MS's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger. MS shall cooperate with DWD in the filing of such returns including, in the case of MS, supplying in a timely manner a complete list of all real property interests held by MS and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of MS subject to the Real Estate Transfer Taxes shall be as agreed to between DWD and MS.

          (b) In the event that (i) a MS Takeover Proposal shall have been made known to MS or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a MS Takeover Proposal and thereafter this Agreement is terminated by either DWD or MS pursuant to Section 7.01(b)(i) or (ii) or (ii) this Agreement is terminated (x) by MS pursuant to Section 7.01(g) or
(y) by DWD pursuant to Section 7.01(e), then MS shall promptly, but in no event later than two days after the date of such termination, pay DWD a fee equal to $250 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to DWD pursuant to clause (i) of this paragraph (b) or pursuant to a termination by DWD pursuant to
Section 7.01(e) unless and until within 18 months of such termination MS or any of its subsidiaries enters into any MS Acquisition Agreement or consummates any MS Takeover Proposal (for the purposes of the foregoing proviso the terms "MS Acquisition Agreement" and "MS Takeover Proposal" shall have the meanings assigned to such terms in
Section 4.02 except that the references to "15%" in the definition of "MS Takeover Proposal" in Section 4.02(a) shall be deemed to be references to "35%" and "MS Takeover Proposal" shall only be deemed to refer to a transaction involving MS, or with respect to assets (including the shares of any subsidiary), MS and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the Termination Fee shall be payable upon the first to occur of such events. MS acknowledges that the agreements contained in this
Section 5.09(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, DWD would not enter into this Agreement; accordingly, if MS fails promptly to pay the amount due pursuant to this Section 5.09(b), and, in order to obtain such payment, DWD commences a suit which results in a judgment against MS for the fee set forth in this Section 5.09(b), MS shall pay to DWD its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

          (c) In the event that (i) a DWD Takeover Proposal shall have been made known to DWD or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a DWD Takeover Proposal and thereafter this Agreement is terminated by either DWD or MS pursuant to Section 7.01(b)(i) or (iii) or (ii) this Agreement is terminated (x) by DWD pursuant to Section 7.01(d) or
(y) by MS pursuant to Section 7.01(h), then DWD shall promptly, but in no event later than two days after the date of such termination, pay MS the Termination Fee, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to MS pursuant to clause (i) of this paragraph (c) or pursuant to a termination by MS pursuant to Section 7.01(h) unless and until within 18 months of such termination DWD or any of its subsidiaries enters into any DWD Acquisition Agreement or consummates any DWD Takeover Proposal (for the purposes of the foregoing proviso the terms "DWD Acquisition Agreement" and "DWD Takeover Proposal" shall have the meanings assigned to such terms in Section 4.03 except that the references to "15%" in the definition of "DWD Takeover Proposal" in
Section 4.03(a) shall be deemed to be references to "35%" and "DWD Takeover Proposal" shall only be deemed to refer to a transaction involving DWD, or with respect to assets (including the shares of any subsidiary), DWD and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the Termination Fee shall be payable upon the first to occur of such events. DWD acknowledges that the agreements contained in this Section 5.09(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MS would not enter into this Agreement; accordingly, if DWD fails promptly to pay the amount due pursuant to this Section 5.09(c), and, in order to obtain such payment, MS commences a suit which results in a judgment against DWD for the fee set forth in this Section 5.09(c), DWD shall pay to MS its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

          SECTION 5.10. Public Announcements. DWD and MS will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and the Option Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Option Agreements shall be in the form heretofore agreed to by the parties.

          SECTION 5.11. Affiliates. As soon as practicable after the date hereof, MS shall deliver to DWD a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of MS, "affiliates" of MS for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. MS shall use best efforts to cause each such person to deliver to DWD as of the Closing Date, a written agreement substantially in the form attached as Exhibit C hereto. DWD shall use best efforts to cause all persons who are "affiliates" of DWD for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit C hereto.

          SECTION 5.12. NYSE Listing. DWD shall use best efforts to cause the DWD Listed Securities to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date. MS shall use best efforts to cause the shares of MS Common Stock to be issued pursuant to the MS Stock Option Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

          SECTION 5.13. Stockholder Litigation. Each of MS and DWD shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against MS or DWD, as applicable, and its directors relating to the transactions contemplated by this Agreement and the Option Agreements.

          SECTION 5.14. Tax Treatment. Each of DWD and MS shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c).

          SECTION 5.15. Pooling of Interests. Each of MS and DWD shall use best efforts to cause the transactions contemplated by this Agreement, including the Merger, and the Option Agreements to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of MS's and DWD's independent certified public accountants, and by the SEC, respectively, and each of MS and DWD agrees that it shall voluntarily take no action that would cause such accounting treatment not to be obtained.

          SECTION 5.16. DWD Rights Agreement. The Board of Directors of DWD shall take all further action (in addition to that referred to in Section 3.02(r)) reasonably requested in writing by MS in order to render the DWD Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreements to the extent provided herein and in the DWD Rights Plan Amendment. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Option Agreements, the Board of Directors of DWD shall not, without the consent of MS
(a) amend the DWD Rights Agreement or (b) take any action with respect to, or make any determination under, the DWD Rights Agreement, including a redemption of the DWD Rights or any action to facilitate a DWD Takeover Proposal.

          SECTION 5.17. DWD Preferred Stock. Prior to the Effective Time, the Board of Directors of DWD shall take all necessary action to establish the terms of the DWD Preferred Stock as contemplated by this Agreement and file the Certificates of Designations with the Delaware Secretary of State, all in accordance with the applicable provisions of the DGCL. The Certificates of Designations shall in all respects be identical to the existing certificates of designations for the MS Preferred Stock except (a) as set forth in Sections 2.01(c)(i) and 2.01(d), and (b) that the Certificates of Designations shall state that DWD's obligations to pay dividends thereunder, if any, shall commence on the first dividend payment date that occurs following the Effective Time.

          SECTION 5.18. Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither MS nor DWD shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. During such period, MS or DWD, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

          SECTION 5.19. Compliance with 1940 Act Section 15. (a) No Unfair Burden, Etc. MS and DWD acknowledge that each of MS and DWD has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the 1940 Act. Each of MS and DWD shall not take, and each of them shall cause its affiliates not to take, any action not contemplated by this Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby, and each of them shall not fail to take, and each of them shall cause its affiliates not to fail to take, and after the Closing Date shall not cause the Surviving Corporation to fail to take any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of
Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby. In that regard, each of MS and DWD shall conduct its business and shall, subject to applicable fiduciary duties, use its reasonable best efforts to cause each of its affiliates to conduct its business so as to assure that, insofar as within the control of MS and DWD or their respective affiliates:

          (i) for a period of three years after the Closing Date, at least 75% of the members of the Board of Directors or trustees of each fund that is registered under the 1940 Act, and that continues after the Closing Date its existing or a replacement investment advisory contract with any of MS and DWD or any affiliate of MS and DWD, are not (A) "interested persons" of the investment manager of such Fund after the Closing Date, or
     (B) "interested persons" of the present investment manager of such fund;

          (ii) until October 31, 1998, the investment advisory fee paid by any fund that was advised or sub- advised by Van Kampen American Capital or its affiliates prior to October 31, 1996 and that is registered under the 1940 Act shall not be increased, nor shall any waiver in effect on October 31, 1996 of any portion of such an investment advisory fee be allowed to expire except in accordance with the terms of such waiver and except, in each case, (x) pursuant to an exemptive order naming such funds as parties issued by the Commission, subject in each case to each of the conditions set forth in such exemptive order having been satisfied in the reasonable judgment of The Clayton & Dubilier Private Equity Fund IV Limited Partnership, or (y) with the prior written consent of The Clayton & Dubilier Private Equity Fund IV Limited Partnership; and

          (iii) for period of two years after the Closing Date, there shall not be imposed on any of the funds or sub-advisory funds that is registered under the 1940 Act an "unfair burden" as a result of the transactions contemplated by this Agreement, or any terms, conditions or understandings applicable thereto.

          (b) Certain Terms. The terms and quotations in this
Section 5.19 shall have the meanings set forth in Section 15(f) or
Section 2(a)(19) of the 1940 Act.

          (c) No Assignment of Investment Advisory Contracts. Until October 31, 1999, none of MS, DWD, the Surviving Corporation, nor any of their respective affiliates will voluntarily engage in any transaction which would constitute an assignment of any investment advisory contract with any fund that is registered under the 1940 Act and was managed by Van Kampen American Capital or its affiliates prior to October 31, 1996 to which MS, DWD, the Surviving Corporation or any such affiliate is a party without first obtaining a covenant in all material respects the same as that contained in this Section 5.19.

          SECTION 5.20. Consent Procedure. In connection with obtaining consents from investment advisory clients, each of MS and DWD shall (i) keep the other party informed of the status of obtaining consents, (ii) facilitate the other party's communication with clients regarded consents, (iii) provide to the other party draft proxy statements and (iv) to the extent applicable, deliver to the other party prior to the Closing copies of all executed client consents and make available for inspection the originals of such consent prior to the Closing.

          SECTION 5.21. MS Capital Units, Etc. DWD agrees that, at the Effective Time, it will expressly assume the obligations of MS under the agreements relating to the MS Capital Units and certain other indentures, guarantees and other securities in accordance with the requirements of such agreements, indentures, guarantees and other securities.

                              ARTICLE VI

                         Conditions Precedent

          SECTION 6.01. Conditions to Each Party's Obligation to
Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. Each of the MS Stockholder
     Approval and the DWD Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger
     (ii) prohibiting or limiting the ownership or operation by MS or DWD and their respective subsidiaries of any material portion of the business or assets of MS or DWD and their respective subsidiaries taken as a whole, or compelling MS or DWD and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of MS or DWD and their respective subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or the Option Agreements or (iii) which otherwise is reasonably likely to have a material adverse effect on MS or DWD, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) NYSE Listing. The shares of DWD Listed Securities issuable to MS's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f) Pooling Letters. DWD and MS shall have received letters from each of MS's independent accountants and DWD's independent accountants, dated as of the Closing Date, in each case addressed to DWD and MS, stating in substance that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 6.02. Conditions to Obligations of DWD. The obligation of DWD to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of MS set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on MS.

          (b) Performance of Obligations of MS. MS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Tax Opinions. DWD shall have received from Cravath, Swaine & Moore, counsel to DWD, on a date immediately prior to the mailing of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that DWD and MS will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by the stockholders of MS upon their exchange of MS stock for DWD stock under Section 354 of the Code (except to the extent such a stockholder receives cash in lieu of fractional shares and to the extent of a payment of transfer taxes made on behalf of such stockholder, if any). In rendering such opinions, counsel for DWD shall be entitled to rely upon representations of officers of DWD, MS and stockholders of MS substantially in the form of Exhibits D and E hereto.

          (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to MS; provided that this condition shall no longer be applicable following the DWD Stockholder Approval.

          SECTION 6.03. Conditions to Obligations of MS. The obligation of MS to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of DWD set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on DWD.

          (b) Performance of Obligations of DWD. DWD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Tax Opinions. MS shall have received from Davis Polk & Wardwell, counsel to MS, on a date immediately prior to the mailing of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that DWD and MS will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by the stockholders of MS upon their exchange of MS stock for DWD stock under Section 354 of the Code (except to the extent such a stockholder receives cash in lieu of fractional shares and to the extent of a payment of transfer taxes made on behalf of such stockholder, if any). In rendering such opinions, counsel for MS shall be entitled to rely upon representations of officers of DWD, MS and stockholders of MS substantially in the form of Exhibits D and E hereto.

          (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to DWD; provided that this condition shall no longer be applicable following the MS Stockholder Approval.

          SECTION 6.04. Frustration of Closing Conditions. Neither DWD nor MS may rely on the failure of any condition set forth in
Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreements, as required by and subject to
Section 5.05.


                              ARTICLE VII

                   Termination, Amendment and Waiver

          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the MS Stockholder Approval or the DWD Stockholder Approval:

          (a) by mutual written consent of DWD and MS;

          (b) by either DWD or MS:

               (i) if the Merger shall not have been consummated by the later of September 30, 1997 or such date as the Closing may have been extended by either party pursuant to the proviso to Section 1.02; provided, however, that the right to terminate this Agreement pursuant to this
          Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) if the MS Stockholder Approval shall not have been obtained at a MS Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

               (iii) if the DWD Stockholder Approval shall not have been obtained at a DWD Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

               (iv) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this
          Section 7.01(b)(iv) shall have used best efforts to prevent the entry of and to remove such Restraint;

          (c) by DWD, if MS shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) is incapable of being cured by MS;

          (d) by DWD in accordance with Section 4.03(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, DWD shall have complied with all provisions contained in Section 4.03, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.09;

          (e) by DWD, if MS or any of its directors or officers shall participate in discussions or negotiations in breach of
     Section 4.02;

          (f) by MS, if DWD shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being cured by DWD;

          (g) by MS in accordance with Section 4.02(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (g) to be deemed effective, MS shall have complied with all provisions of Section 4.02, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.09; or

          (h) by MS, if DWD or any of its directors or officers shall participate in discussions or negotiations in breach of
     Section 4.03;

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either MS or DWD as provided in
Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of DWD or MS, other than the provisions of Section 3.01(o), Section 3.02(o), the last sentence of Section 5.04, Section 5.09, this Section 7.02 and
Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the MS Stockholder Approval or the DWD Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of MS or DWD without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to
Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of DWD or MS, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.


                             ARTICLE VIII

                          General Provisions

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to DWD, to

          Dean Witter, Discover & Co.
          Two World Trade Center
          New York, New York 10048

          Telecopy No.:  (212) 392-8404

          Attention:  Christine A. Edwards
          with a copy to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, New York 10019

          Telecopy No.:  (212) 474-3700

          Attention:  Allen Finkelson
                      Robert A. Kindler; and

          (b) if to MS, to

          Morgan Stanley Group Inc.
          1585 Broadway
          New York, New York 10036

          Telecopy No.:  (212) 761-8815

          Attention:  Jonathan M. Clark

          with copies to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, New York 10022

          Telecopy No.: (212) 848-7179

          Attention:  Stephen R. Volk; and

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017

          Telecopy No.: (212) 450-4800

          Attention:  John R. Ettinger

          SECTION 8.03. Definitions. For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "material adverse change" or "material adverse effect" means, when used in connection with MS or DWD, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business or financial condition of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence relating to (i) the United States economy or securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) the failure to obtain applicable regulatory or other third party consents that may be required in connection with this Agreement or the transactions contemplated hereby or (iv) to the financial services industry in general, and not specifically relating to MS or DWD or their respective subsidiaries, and the terms "material" and "materially" have correlative meanings;

          (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided that "subsidiary" shall not include (x) with respect to MS, any MS Fund or any person in which a MS Fund holds an ownership interest and (y) with respect to DWD, any DWD Fund or any person in which a DWD Fund holds an ownership interest; and

          (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry.

          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Option Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and
(b) except for the provisions of Article II, Section 5.06 and
Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

          SECTION 8.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Dean Witter, Discover & Co. and Morgan Stanley Group Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                         DEAN WITTER, DISCOVER & CO.,

                             by /s/ Philip J. Purcell
                                --------------------------
                                Name:  Philip J. Purcell
                                Title:  Chairman and Chief
                                        Executive Officer


                         MORGAN STANLEY GROUP INC.,

                             by /s/ Richard B. Fisher
                                ---------------------------
                                Name:  Richard B. Fisher
                                Title:  Chairman

                                                           EXHIBIT A-1
                                               TO THE MERGER AGREEMENT



         Certificate of Incorporation of Surviving Corporation


     As of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended by deleting Articles 1 through 13 thereof in their entirety and replacing them with the following:


                              "ARTICLE I

                                 Name

     The name of the corporation (which is hereinafter referred to as the "Corporation") is:

              Morgan Stanley, Dean Witter, Discover & Co.


                              ARTICLE II

                                Address

     The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the
Corporation's registered agent at such address is The Corporation
Trust Company.


                              ARTICLE III

                                Purpose

     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.


                              ARTICLE IV

                            Capitalization

          The total number of shares of stock which the Corporation shall have authority to issue is one billion seven hundred and eighty million (1,780,000,000), consisting of thirty million (30,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as "Preferred Stock"), and one billion seven hundred and fifty million (1,750,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as "Common Stock").

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (1) The designation of the series, which may be by distinguishing number, letter or title.

          (2) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

          (3) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

          (4) Dates at which dividends, if any, shall be payable.

          (5) The redemption rights and price or prices, if any, for shares of the series.

          (6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          (8) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

          (9) Restrictions on the issuance of shares of the same series or of any other class or series.

          (10) The voting rights, if any, of the holders of shares of the series.

     The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Certificate of Incorporation or as required by law, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.

     The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                               ARTICLE V

                                By-Laws

     In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

          (1) to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further that, in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Bylaws or to adopt any additional Bylaw; and

          (2) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

     The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.


                              ARTICLE VI

                        Action of Stockholders

     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.


                              ARTICLE VII

                          Board of Directors

     Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.

     Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, shall be divided into three classes. The Board of Directors shall consist of 14 members, divided into classes consisting of 6, 4 and 4 directors. One class of directors consisting of 4 directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1998, another class consisting of 4 directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999, and another class consisting of 6 directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2000. Members of each class shall hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the 1998 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

     Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, any director may be removed from office at any time, but only for cause and by the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.



                             ARTICLE VIII

                            Indemnification

     Each person who is or was or had agreed to become a director or officer of the Corporation or a Subsidiary, and each such person who is or was serving or who had agreed to serve at the request of the Corporation or a Subsidiary as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation or a Subsidiary, and to each such person serving as partners, members, employees or agents of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation or a Subsidiary, with the same scope and effect as the foregoing indemnification of directors and officers. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal. For purposes of this Article VIII, the term "Subsidiary" means a corporation all the capital stock of which is owned directly or indirectly by the Corporation, other than directors' qualifying shares.


                              ARTICLE IX

                         Directors' Liability

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this
Article IX shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

     If the General Corporation Law of the State of Delaware shall be amended, to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.


                               ARTICLE X

                              Amendments

      Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that any amendment or repeal of Article VIII or Article IX of this Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal, and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

     Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to approval by the Board of Directors, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (1) of Article V, with Article VI or with Article VII. For the purposes of this Certificate of Incorporation, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors."


     Except as provided above, the Certificate of Incorporation of the Surviving Corporation (including the certificates of designations thereof) shall remain in full force and effect.

                                                           EXHIBIT A-2
                                               TO THE MERGER AGREEMENT





          Amendments to By-laws of the Surviving Corporation

          The DWD By-laws shall be amended as of the Effective Time so that they read in their entirety as they exist on the date of this Agreement, except that:

     (1) Section 9 of Article III of such By-laws shall read in its entirety as follows:

               Section 9. Committees. (a) The Corporation shall have four standing committees: the executive committee, the nominating and directors committee, the audit committee and the compensation committee (the "Standing Committees"). The executive committee shall have those powers and authority as are delegated to it from time to time by a resolution passed by a three-quarters vote of the entire Board of Directors.

               (b) The nominating and directors committee shall have the following exclusive powers and authority: (i) evaluating and recommending director candidates to the Board of Directors, (ii) assessing Board of Directors performance not less frequently than every three years,
               (iii) recommending director compensation and benefits philosophy for the Corporation, (iv) reviewing individual director performance as issues arise and (v) periodically reviewing the Corporation's corporate governance profile. None of the members of the nominating and directors committee shall be a member of the executive committee or an officer or full-time employee of the Corporation or of any subsidiary or affiliate of the Corporation.

               (c) The audit committee shall have the following powers and authority: (i) employing independent public accountants, subject to stockholder ratification at each annual meeting, to audit the books of account, accounting procedures, and financial statements of the Corporation and to perform such other duties from time to time as the audit committee may prescribe, (ii) receiving the reports and comments of the Corporation's internal auditors and of the independent public accountants employed by the committee and to take such action with respect thereto as may seem appropriate,
               (iii) requesting the Corporation's consolidated subsidiary and affiliated companies to employ independent public accountants to audit their respective books of account, accounting procedures, and financial statements, (iv) requesting the independent public accountants to furnish to the compensation committee the certifications required under any present or future stock option, incentive compensation or employee benefit plan of the Corporation, (v) reviewing the adequacy of internal financial controls, (vi) approving the accounting principles employed in financial reporting, (vii) approving the appointment or removal of the Corporation's general auditor, and
               (viii) reviewing the accounting principles employed in financial reporting. None of the members of the audit committee shall be a member of the executive committee or an officer or full-time employee of the Corporation or of any subsidiary or affiliate of the Corporation.

               (d) The compensation committee shall have the following powers and authority: (i) determining and fixing the salaries payable to all principal officers, as well as all employees of the Corporation compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board of Directors,
               (ii) performing the duties of the committees of the Board of Directors provided for in any present or future stock option, incentive compensation or employee benefit plan of the Corporation and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Corporation and recommending to the Board of Directors any amendments or changes which may be required by any such plan. None of the members of the compensation committee shall be a member of the executive committee or an officer or full-time employee of the Corporation or of any subsidiary or affiliate of the Corporation.

               (e) In addition, the Board of Directors may, by resolution passed by a three-quarters vote of the entire Board of Directors, designate one or more additional committees, with each such committee consisting of one or more of the directors of the Corporation.

               (f) Any modification to the powers and/or authority of any committee shall require the adoption of a resolution by a three-quarters vote of the entire Board of Directors.

               (g) All acts done by any committee within the scope of its powers and duties pursuant to these Amended and Restated By-Laws and the resolutions adopted by the Board of Directors in accordance with the terms hereof shall be deemed to be, and may be certified as being, done or conferred under authority of the Board of Directors. The Secretary or any Assistant Secretary is empowered to certify that any resolution duly adopted by any such committee is binding upon the Corporation and to execute and deliver such certifications from time to time as may be necessary or proper to the conduct of the business of the Corporation.

     (2) Section 10 of Article III of such By-laws shall read in its entirety as follows:

               Section 10. Committee Members. (a) Each member of any such committee shall hold office until such member's successor is elected and has qualified, unless such member sooner dies, resigns or is removed. The number of directors which shall constitute any committee shall be determined by resolution adopted by a three-quarters vote of the entire Board of Directors.

               (b) The Board of Directors may remove a director from a committee or change the chairmanship of a committee only by resolution adopted by a three-quarters vote of the entire Board of Directors.

               (c) The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee, occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise; provided that any such designation may not be amended absent a three-quarters vote of the entire Board of Directors.;

     (3) Article III of such By-laws shall be amended by inserting at the end thereof the following: "Section 17. Certain
          Modifications. Any change in the number of directors comprising the Board to other than an even number of directors shall require a three-quarters vote of the entire Board of Directors.";

     (4) Section 1 of Article IV of such By-laws shall read in its entirety as follows:

               Section 1. General. The officers of the Corporation shall be elected by the Board of Directors and shall consist of: a Chairman of the Board and Chief Executive Officer; a President and Chief Operating Officer; a Chief Financial Officer; a Chief Strategic and Administrative Officer; a Chief Legal Officer; one or more Senior Executive Vice Presidents; one or more Executive Vice Presidents; one or more Senior Vice Presidents; one or more First Vice Presidents; one or more Vice Presidents; a Secretary; a Treasurer and a Controller. The Board of Directors, in its discretion, may also elect and specifically identify as officers of the Corporation; one or more Vice Chairmen of the Board; one or more Assistant Vice Presidents; one or more Assistant Secretaries; one or more Assistant Treasurers and one or more Assistant Controllers as in its judgment may be necessary or desirable. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Amended and Restated Certificate of Incorporation or these Amended and Restated By-Laws. The officers of the Corporation need not be stockholders or directors of the Corporation.

     (5) Section 4 of Article IV of such By-laws shall read in its entirety as follows:

               Section 4. Chairman of the Board and Chief Executive Officer. The Chairman of the Board shall be a member of the Board of Directors and shall be an officer of the Corporation. The Chairman of the Board shall be the Chief Executive Officer of the Corporation and shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital expenditures, shall have general authority to exercise all the powers necessary for the Chief Executive Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Amended and Restated By-Laws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. The Chairman of the Board, if present, shall preside at all meetings of the Board of Directors.

     (6) Section 5 of Article IV of such By-laws shall read in its entirety as follows:

               Section 5. President and Chief Operating Officer. The President and Chief Operating Officer shall be a member of the Board of Directors and an officer of the Corporation. The President and Chief Operating Officer shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital expenditures, shall have general authority to exercise all the powers necessary for the President and Chief Operating Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Amended and Restated By-Laws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors and the Chairman and Chief Executive Officer. In the absence or disability of the Chairman of the Board and Chief Executive Officer, the duties of the Chairman of the Board shall be performed and the Chairman of the Board's authority may be exercised by the President and Chief Operating Officer, and in the event the President and Chief Operating Officer is absent or disabled, such duties shall be performed and such authority may be exercised by a director designated for this purpose by the Board of Directors.

     (7) Section 6 of Article IV of such By-laws shall read in its entirety as follows:

               Section 6. Certain Actions. Notwithstanding anything to the contrary contained in these Amended and Restated By-Laws, the removal of the current Chairman and Chief Executive Officer or the current President and Chief Operating Officer as of [the Effective Time], or any modification to either of their respective roles, duties or authority shall require a three-quarters vote of the entire Board of Directors.;

     (8) Sections 7 through 21 of Article IV of such By- laws are hereby deleted.

     (9) Section 1 of Article IX of such By-laws shall read in its entirety as follows:

               Section 1. General. These Amended and Restated By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors at any meeting thereof; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of stockholders or in a notice of such meeting of the Board of Directors, as the case may be. Unless a higher percentage is required by the Amended and Restated Certificate of Incorporation as to any matter which is the subject of these Amended and Restated By-Laws, all such amendments must be approved by either the holders of eighty percent (80%) of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office; provided, however, notwithstanding the foregoing, the Board of Directors may alter, amend or repeal, or adopt new By-Laws in conflict with, (i) any provision of these Amended and Restated By-Laws which requires a three-quarters vote of the entire Board of Directors for action to be taken thereunder; (ii) subsection c of Section 10, Article III of these Amended and Restated By-Laws and (iii) this proviso to this Section 1 of Article IX of these Amended and Restated By-laws only by a resolution adopted by a three-quarters vote of the entire Board of Directors until December 31, 2000; provided further that, notwithstanding the foregoing, the Board of Directors may alter, amend or repeal, or adopt new By-Laws in conflict with, (i) Section 6 of Article IV of these Amended and Restated By-Laws and (ii) this further proviso to this Section 1 of Article IX of these Amended and Restated By-Laws only by a resolution adopted by a three-quarters vote of the entire Board of Directors; and

     (10) such other changes as DWD and MS may agree to prior to the date the Joint Proxy Statement is mailed, all as shall be reflected in the Joint Proxy Statement.

                                                             EXHIBIT B
                                               TO THE MERGER AGREEMENT









             Corporate Governance of Surviving Corporation
                     Following the Effective Time

Board of Directors

          The Board of Directors of the Surviving Corporation will consist of 14 members, half of whom shall be designated by each of DWD and MS and no more than two members appointed by each party shall be "inside" directors (i.e., current or former employees of such party). The current chairman and chief executive officer of DWD will serve as chairman of the Board of Directors of the Surviving Corporation, the current chairman of MS will serve as chairman of the Executive Committee of the Surviving Corporation and the current president and chief operating officer of MS will serve as the other inside director appointed by MS to the Board of Directors of the Surviving Corporation. Prior to the mailing of the Joint Proxy Statement, the parties will designate the individual directors that will comprise each of the three classes of the Board of Directors (with each class being equally composed of DWD and MS members).

Committees of the Board of Directors and Chairmen of Committees

          The Board of Directors shall initially have four committees: the executive committee, the audit committee, the nominating and directors committee and the compensation committee. The executive committee will be comprised of the four inside directors, and will be chaired by the current chairman of MS. Each other committee will be comprised of an even number of directors, all of whom shall be outside directors and half of whom shall be designated by each of DWD and MS. DWD will designate the chairman of the audit committee and the nominating and directors committee and MS will designate the chairman of the compensation committee.

Officers

          The current chief executive officer of DWD and the current president and chief operating officer of MS will continue in their respective positions in the Surviving Corporation. Certain other officers of the Surviving Corporation and its operating divisions and/or subsidiaries, and certain other related matters with respect hereto will be as set forth in a memorandum between DWD and MS of even date herewith.

                                                             EXHIBIT C
                                               TO THE MERGER AGREEMENT









                       Form of Affiliate Letter

Dear Sirs:

          The undersigned, a holder of shares of common stock, par value $1.00 per share ("MS Common Stock"), of Morgan Stanley Group Inc., a Delaware corporation ("MS"), is entitled to receive in connection with the merger (the "Merger") of MS with and into Dean Witter, Discover & Co., a Delaware corporation ("DWD"), securities (the "DWD Securities") of DWD. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of MS within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of MS for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact.

          If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the DWD Securities received by the undersigned in exchange for any shares of MS Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that DWD will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of DWD Securities by the undersigned.

          The undersigned hereby represents to and covenants with DWD that the undersigned will not sell, assign or transfer any of the DWD Securities received by the undersigned in exchange for shares of MS Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of DWD or other counsel reasonably satisfactory to DWD or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act; provided, however, that in any such case, such sale, assignment or transfer shall only be permitted if, in the opinion of counsel of DWD, such transaction would not have, directly or indirectly, any adverse consequences for DWD with respect to the treatment of the Merger for tax purposes.

          The undersigned hereby further represents to and covenants with DWD that the undersigned has not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of MS Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any DWD Securities received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of MS and DWD have been published by DWD, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

          In the event of a sale or other disposition by the undersigned of DWD Securities pursuant to Rule 145, the undersigned will supply DWD with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that DWD may instruct its transfer agent to withhold the transfer of any DWD Securities disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, DWD shall cause the transfer agent to effectuate the transfer of the DWD Securities sold as indicated in such letter.

          DWD covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of DWD Securities by the undersigned under Rule 145 in accordance with the terms thereof.

          The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing DWD Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to DWD from independent counsel reasonably satisfactory to DWD to the effect that such legends are no longer required for purposes of the Securities Act.

          There will be placed on the certificates for DWD Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred (i) until such time as Morgan Stanley, Dean Witter, Discover & Co. shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

          The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of DWD Securities and (ii) the receipt by DWD of this letter is an inducement to DWD's obligations to consummate the Merger.


                         Very truly yours,



Dated:

                                                               ANNEX I
                                                          TO EXHIBIT C









[Name]                                                          [Date]


          On             , the undersigned sold the securities of
Morgan Stanley, Dean Witter, Discover & Co., formerly named Dean Witter, Discover & Co. ("DWD"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Morgan Stanley Group Inc., a Delaware corporation, with and into DWD.

          Based upon the most recent report or statement filed by DWD with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

          The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.


                               Very truly yours,





       [Space to be provided for description of the Securities.]

                                                             EXHIBIT D
                                               TO THE MERGER AGREEMENT









                            [Letterhead of]

                     [Dean Witter, Discover & Co.]






                                                             ___, 1997


Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019


Dear Sirs:

          In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 4, 1997, between Dean Witter, Discover & Co., a Delaware corporation ("DWD"), and Morgan Stanley Group Inc., a
Delaware corporation ("MS"), I certify, as of the date hereof, to my knowledge and belief, after due inquiry, as follows:

          1. The facts relating to the contemplated merger (the "Merger") of MS with and into DWD pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in Section
8.06 of the Merger Agreement and the joint proxy statement/prospectus prepared by DWD and MS, are, insofar as such facts pertain to DWD, true, correct and complete in all material respects.

          2. Except in the Merger or in the ordinary course of business including, without limitation, as an underwriter, trader or dealer in such stock, neither DWD nor any subsidiary of DWD has acquired or will acquire, or has owned in the past five years, any shares of common stock, par value $1.00 per share, of MS ("MS Common Stock"), or MS Preferred Stock (as defined in the Merger Agreement).

          3. Cash payments to be made to stockholders of MS in lieu of fractional shares of Common Stock, par value $.01 per share, of DWD ("DWD Common Stock") that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving DWD the expense and inconvenience of issuing and transferring fractional shares of DWD Common Stock, and do not represent separately bargained for consideration.

          4. DWD has no plan or intention, following the Merger, to reacquire any of the DWD Common Stock issued in the Merger.

          5. DWD has no plan or intention, following the Merger, to sell or otherwise dispose of any of the assets held by MS at the time of the Merger, except for dispositions of such assets in the ordinary course of business; provided, however, that DWD may transfer assets of MS in a manner that is consistent with Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code") or with Proposed Treasury Regulation Section 1.368- 1(d).

          6. DWD, MS and the stockholders of MS will each pay their respective expenses, if any, incurred in connection with the Merger the payment of which is not specifically provided for in the Merger Agreement.

          7. Following the Merger, DWD will continue the historic business of MS or use a significant portion of MS's historic business assets in a business.

          8. DWD is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          9. DWD will not take any position on any federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or with the representations made in this letter, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code).

          10. None of the compensation received by any stockholder-employee of MS represents separate consideration for, or is allocable to, any of their MS Common Stock. None of the DWD Common Stock that will be received by MS stockholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's- length.

          11. There is no intercorporate indebtedness existing between DWD and MS that was issued or acquired, or will be settled, at a discount.

          12. The Merger Agreement and the documents described in
Section 8.06 of the Merger Agreement represent the entire understanding of MS and DWD with respect to the Merger.

          13. References in this letter to MS, DWD or any subsidiary thereof shall not be considered to refer to any MS Benefit Plan or DWD Benefit Plan (each as defined in the Merger Agreement).

          14. Any terms not defined herein shall have the meanings assigned to them by the Merger Agreement.



                               DEAN WITTER, DISCOVER & CO.,


                               By:

                                                             EXHIBIT E
                                               TO THE MERGER AGREEMENT









                            [Letterhead of]

                      [Morgan Stanley Group Inc.]






                                                             ___, 1997




Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Dear Sirs:

          In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 4, 1997, between Dean Witter, Discover & Co., a Delaware corporation ("DWD"), and Morgan Stanley Group Inc., a
Delaware corporation ("MS"), I certify, as of the date hereof, to my knowledge and belief, after due inquiry, as follows:

          1. The facts relating to the contemplated merger (the "Merger") of MS with and into DWD pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in Section
8.06 of the Merger Agreement and the joint proxy statement/prospectus prepared by DWD and MS, are, insofar as such facts pertain to MS, true, correct and complete in all material respects.

          2. Neither MS nor any of its subsidiaries has issued or acquired any shares of Common Stock, par value $1.00 per share, of MS ("MS Common Stock") or MS Preferred Stock (as defined in the Merger Agreement) (together with MS Common Stock, "MS Stock"), in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

          3. To the knowledge of MS, there is no present plan or intention on the part of the stockholders of MS to sell, exchange or otherwise dispose of shares of stock of DWD ("DWD Stock") received (a) in the Merger in exchange for MS Stock or (b) upon conversion of DWD ESOP Preferred Stock that would reduce the ownership of DWD Stock by former holders of MS Stock to a number of shares having a value, as of immediately prior to the Merger, of less than 40% of the value of all of the outstanding shares of MS Stock as of such date; provided that the conversion of DWD ESOP Preferred Stock into DWD Common Stock will not be treated as a sale, exchange or other disposition for purposes of this representation. For purposes of this representation, shares of MS Stock exchanged by holders of MS Stock for cash in lieu of fractional shares of DWD Stock will be treated as outstanding MS Stock immediately prior to the Merger. In addition, for purposes of this representation, shares of MS Stock that are received (i)(a) pursuant to the terms of a purchase contract that comprises a part of the MS Capital Units, (b) upon exercise of MS Employee Stock Options or (c) upon exchange of the MS Subsidiary Convertible Preferred Stock, but in each case only if such purchase, exercise or exchange occurred on or after the date of signing or otherwise in contemplation of the Merger, or (ii) upon exercise of the MS Options, shall not be treated as outstanding MS Stock immediately prior to the Merger.

          4. MS, DWD and the stockholders of MS and DWD will each pay their respective expenses, if any, incurred in connection with the Merger the payment of which is not specifically provided for in the Merger Agreement.

          5. MS is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

          6. MS will not take any position on any federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or with the representations made in this letter, unless otherwise required pursuant to a "determination" (as defined in Section 1313(a)(1) of the Code).

          7. None of the compensation received by any stockholder-employee of MS represents separate consideration for, or is allocable to, any of their MS Common Stock. None of the DWD Common Stock that will be received by MS stockholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's- length.

          8. There is no intercorporate indebtedness existing between DWD and MS that was issued or acquired, or will be settled, at a discount.

          9. MS is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          10. The Merger Agreement and the documents described in
Section 8.06 of the Merger Agreement represent the entire understanding of MS and DWD with respect to the Merger.

          11. References in this letter to MS, DWD or any subsidiary thereof shall not be considered to refer to any MS Benefit Plan or DWD Benefit Plan (each as defined in the Merger Agreement).

          12. Any terms not defined herein shall have the meanings assigned to them by the Merger Agreement, including the schedules thereto.


                               MORGAN STANLEY GROUP INC.



                               By: